As filed with the Securities and Exchange Commission on March 19, 2004

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_________________

SALEM COMMUNICATIONS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of incorporation or organization)	77-0121400 (IRS Employer Identification No.)

4880 Santa Rosa Road

Camarillo, California 93012

(Address of principal executive offices)

AMENDED AND RESTATED

SALEM COMMUNICATIONS CORPORATION

1999 STOCK INCENTIVE PLAN

(as amended and restated through June 11, 2003)

(Full title of the plan)

Jonathan L. Block

General Counsel

Salem Communications Corporation

4880 Santa Rosa Road

Camarillo, California 93012

(805) 987-0400

(Name, address, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title Of	Amount	Offering	Aggregate	Amount of
Securities	to be	Price Per	Offering	Registration
to be Registered	Registered (1)	Share (2)	Price (2)	Fee

Class A Common Stock, $0.01 par value per share	600,000 shares	$25.025	$15,015,000	$585.59

         (1)        Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers, in addition to the number of shares of the Class A Common Stock, par value $0.01 per share (the "Common Stock"), of Salem Communications Corporation (the "Company") stated above, such indeterminate number of additional shares of Common Stock as may be issued under the Amended and Restated Salem Communications Corporation 1999 Stock Incentive Plan (the "Plan"), as a result of adjustment provisions thereunder.

         (2)        Estimated solely for purposes of determining the registration fee pursuant to Rule 457(h), based on the average of the high and low prices for the Common Stock as quoted on the Nasdaq National Market System on March 16, 2004.

INTRODUCTION

        This Registration Statement on Form S-8 is filed by the Company to register an additional 600,000 shares of Common Stock issuable to employees of the Company under the Plan and consists only of those items required by General Instruction E to Form S-8.

        The Company previously registered an aggregate of 1,000,000 shares of Common Stock for issuance under the Plan under Registration Statement No. 333-40494. The contents of that registration statement are hereby incorporated by reference into this Registration Statement.

Item 8. Exhibits.

        The Exhibits to this Registration Statement are listed in the Index to Exhibits immediately following the signature pages.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Camarillo, State of California, as of March 19, 2004.

By: /s/ EDWARD G. ATSINGER III

Edward G. Atsinger III
President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints DAVID A.R. EVANS and JONATHAN L. BLOCK, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated and, pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and as of the date indicated.

Signature	Title	Date as of

/s/ EDWARD G. ATSINGER III	President, Chief Executive Officer and Director
	(Principal Executive Officer)	March 19, 2004
Edward G. Atsinger III

/s/ DAVID A.R. EVANS	Executive Vice President and Chief Financial Officer
	(Principal Financial Officer)	March 19, 2004
David A.R. Evans

/s/ EVAN D. MASYR	Vice President, Corporate Controller
	(Principal Accounting Officer)	March 19, 2004
Evan D. Masyr

/s/ STUART W. EPPERSON	Chairman of the Board
March 19, 2004
Stuart W. Epperson

/s/ ERIC H. HALVORSON	Director
March 19, 2004
Eric H. Halvorson

/s/ RICHARD A. RIDDLE	Director
March 19, 2004
Richard A. Riddle

/s/ ROLAND S. HINZ	Director
March 19, 2004
Roland S. Hinz

/s/ DONALD P. HODEL	Director
March 19, 2004
Donald P. Hodel

/s/ DAVID DAVENPORT	Director
March 19, 2004
David Davenport

/s/ PAUL PRESSLER	Director
March 19, 2004
Paul Pressler

INDEX TO EXHIBITS

Exhibit No.
Description

4	The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 25, 1999 is incorporated herein.

5	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5).

24	Power of Attorney (included on signature pages).

99*	Amended and Restated Salem Communications Corporation 1999 Stock Incentive Plan (as amended and restated through June 11, 2003).

* Incorporated by reference from Appendix B to Schedule 14A filed by the Company with the Securities and Exchange Commission on April 29, 2003.

Exhibit 5

[Gibson, Dunn & Crutcher LLP Letterhead]

March 19, 2004

(949)451-3800

C 80253-00015

Salem Communications Corporation
4880 Santa Rosa Road
Suite 300
Camarillo, CA 93012

Re: Registration Statement on Form S-8 for 600,000 Shares of Class A Common StockRegistration Statement on Form S-8 for 600,000 Shares of Class A Common Stock

Ladies and Gentlemen:

        We have acted as your counsel in the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed by you under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering an additional 600,000 shares of Class A common stock, par value $0.01 per share (the “Common Stock”), of Salem Communications Corporation, a Delaware corporation (the “Company”), reserved for issuance pursuant to the Amended and Restated Salem Communications Corporation 1999 Stock Incentive Plan, as amended and restated to date (the “Plan”).

        For purposes of rendering this opinion, we have made such legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examinations, we have examined, among other things, originals and copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate. For the purposes of such examinations, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us.

        On the basis of and in reliance upon the foregoing examinations and assumptions, we are of the opinion that, assuming the Registration Statement shall have become effective pursuant to the provisions of the Securities Act, the shares of Common Stock being offered under the Plan, when issued in accordance with the Registration Statement and the provisions of the Plan, will be validly issued, fully paid and nonassessable.

        We render no opinion herein as to matters involving the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Delaware. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the foregoing opinion. This opinion is limited to the effect of the current state of the laws of the United States of America and, to the limited extent set forth above, the State of Delaware and to the current judicial interpretations thereof and to the facts bearing upon this opinion as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or interpretations thereof or such facts.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP

GIBSON, DUNN & CRUTCHER LLP

Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 600,000 shares of Class A Common Stock of Salem Communications Corporation under the Amended and Restated Salem Communications Corporation 1999 Stock Incentive Plan of our report dated February 24, 2004 with respect to the consolidated financial statements and schedule of Salem Communications Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Woodland Hills, California
March 17, 2004